Exhibit 10.2

NORTH AMERICAN SCIENTIFIC, INC.

STOCK OPTION AGREEMENT

Type of Option (check one):    ☒Incentive  ☐Nonstatutory

This Stock Option Agreement (the “Agreement”) is entered into as of August 11, 2008, by and between North American Scientific, Inc., a Delaware corporation (the “Company”), and Brett Scott (the “Optionee”) pursuant to the Company’s 2006 Stock Plan, as amended (the “Plan”). Any capitalized term not defined herein shall have the same meaning ascribed to it in the Plan.

1.  Grant of Option. The Company hereby grants to Optionee an option (the “Option”) to purchase all or any portion of a total of two hundred three thousand three hundred fifty-nine (203,359) shares (the “Shares”) of the Common Stock of the Company at a purchase price of zero and 69/100 dollars ($0.69) per share (the “Exercise Price”), subject to the terms and conditions set forth herein and the provisions of the Plan. If the box marked “Incentive” above is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “Nonstatutory” is checked, then this Option shall to that extent constitute a nonqualified stock option.

2.  Vesting of Option.

(a)  The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment (“Vested Shares”). Commencing on the first anniversary of the “Vesting Commencement Date” 25% of the Shares shall become Vested Shares and thereafter the remaining Shares shall become Vested Shares in a series of thirty-six (36) successive equal monthly installments for each full month of Continuous Service provided by the Optionee, such that 100% of the Shares shall become Vested Shares on the fourth (4th) anniversary of the “Vesting Commencement Date.” For these purposes, the Vesting Commencement Date shall be the date hereof. No additional Shares shall vest after the date of termination of Optionee’s “Continuous Service” (as defined below), but this Option shall continue to be exercisable in accordance with Section 3 below with respect to that number of shares that have vested as of the date of termination of Optionee’s Continuous Service. For purposes of this Agreement, the term “Continuous Service” means such period of time during which Optionee first establishes, and thereafter continuously maintains, his status as an Awardee Eligible to Vest, as set forth in Section 2(g) of the Plan.

(b)  Notwithstanding the foregoing subsection (a) of this Section 2, if the Optionee’s Continuous Service ceases as a result of the Optionee’s death, permanent and total disability or retirement due to age, in accordance with the Company’s or its Subsidiary’s or Affiliate’s retirement policy, any portion of this Option that does not constitute Vested Shares, shall immediately vest and become Vested Shares effective upon the date of Optionee’s death, disability or retirement, as the case may be.

3.  Term of Option. The right of the Optionee to exercise this Option shall terminate upon the first to occur of the following:

(a)  The expiration of seven (7) years from the date of this Agreement;

(b)  The date on which the Administrator offers to purchase this Option in accordance with the Buyout Provisions set forth in Section 10(e) of the Plan;

(c)  In the case of a Nonstatutory Stock Option:

(i)  if Optionee’s Continuous Service ceases due to the Optionee’s permanent and total disability, the expiration of one (1) year from the date of such disability;

(ii)  if Optionee’s Continuous Service ceases due to the Optionee’s retirement due to age, in accordance with the Company’s or its Subsidiary’s or Affiliate’s retirement policy, the expiration of one (1) year from the date of such retirement;

(iii)  if Optionee’s Continuous Service ceases due to the Optionee’s death, the expiration of one (1) year from the date of death; or

(iv)  if Optionee’s Continuous Service ceases other than as a result of the circumstances set forth in paragraphs (i)-(iii) of this subsection (c), the expiration of three (3) months after Optionee’s cessation of Continuous Service.

(d)  In the case of an Incentive Stock Option:

(i)  if Optionee’s Continuous Service ceases due to the Optionee’s permanent and total disability, the expiration of one (1) year from the date of such disability;

(ii)  if Optionee’s Continuous Service ceases due to the Optionee’s retirement due to age, in accordance with the Company’s or its Subsidiary’s or Affiliate’s retirement policy, the expiration of three (3) months from the date of such retirement;

(iii)  if Optionee’s Continuous Service ceases due to the Optionee’s death, or if death occurs during the three-month period set forth in paragraph (ii) of this subsection (d), the expiration of one (1) year from the date of death; or

(iv)  the expiration of three (3) months from the date of termination of Optionee’s Continuous Service if such termination occurs for any reason other than permanent disability, death, voluntary resignation or cause; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(c) above shall apply;

(v)  the expiration of one (1) month from the date of termination of Optionee’s Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such one-month period the provisions of Section 3(d)(iii) above shall apply;

(vi)  the termination of Optionee’s Continuous Service, if such termination is for “Cause” (as defined below); or

(vii)  upon the consummation of a Dissolution or Liquidation or a “Change in Control” (as defined in Section 16(c) of the Plan), unless otherwise provided pursuant to Sections 8 or  9 below.

For purposes of this Agreement, “Cause” shall mean (A) the commission of any act of fraud, embezzlement or dishonesty by Optionee which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (B) any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (C) the continued refusal or omission by the Optionee to perform any material duties required of him if such duties are consistent with duties customary for the position held with the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (D) any material act or omission by the Optionee involving malfeasance or gross negligence in the performance of Optionee’s duties to, or material deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof), (E) conduct on the part of Optionee which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or (F) any illegal act by Optionee which materially and adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Optionee, as evidenced by conviction thereof. The provisions of this Section shall not limit the grounds for the dismissal or discharge of Optionee or any other individual in the service of the Company, the acquiring or successor entity (or parent or any subsidiary thereof).

4.  Exercise of Option. On or after the vesting of any portion of this Option in accordance with Sections 2, 8 or 9 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option that has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(a)  a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased), with any partial exercise being deemed to cover first vested Shares and then the earliest vesting installments of unvested Shares;

(b)  a check or cash (denominated in currency of the United States) in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 10 of the Plan);

(c)  in the case of a Nonstatutory Stock Option, a check or cash (denominated in currency of the United States) in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under Federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 4(b) of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

(d)  a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be.

5.  Death of Optionee; No Assignment. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. In the event of the Optionee’s death, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a “Successor”) shall succeed to the Optionee’s rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

6.  Representations and Warranties of Optionee.

(a)  Optionee represents and warrants that this Option is being acquired by Optionee for Optionee’s personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b)  Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of l933, as amended (the “Securities Act”), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

(c)  Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

7.  Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 16(a) of the Plan.

8.  Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company (as described in Section 16(b) of the Plan), the Administrator, in its sole discretion, may cause the Optionee’s right to exercise this Option to accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) until ten (10) days prior to such event or such shorter administratively reasonable period of time as the Administrator may establish in its discretion.

9.  Change in Control. In the event of a Change in Control (as defined in Section 16(c) of the Plan):

(a)  The right to exercise this Option shall accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) effective as of immediately prior to the consummation of the Change in Control unless this Option is to be assumed by the acquiring or successor entity (or parent thereof) or a new option or New Incentives are to be issued in exchange therefor, as provided in subsection (b) of this Section 9. If vesting of this Option will accelerate pursuant to the preceding sentence, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the aggregate Exercise Price for such Shares. If the vesting of this Option will accelerate pursuant to this subsection (a), then the Administrator shall cause written notice of the Change in Control transaction to be given to the Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

(b)  The vesting of this Option shall not accelerate if and to the extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof) or a new option of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new incentive program (“New Incentives”) containing such terms and provisions as the Administrator in its discretion may consider equitable; provided, however, that in the event of a Change in Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, such assumption of this Option or issuance of a new option or New Incentives shall be made by an entity with publicly traded equity securities and shall provide that the holders of such assumed Options, new options or New Incentives shall be able to acquire publicly traded securities. If this Option is assumed, or if a new option of comparable value is issued in exchange therefor, then this Option or the new options shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the new options shall remain the same as nearly as practicable.

(c)  If the provisions of subsection (b) of this Section 9 apply, then this Option, the new options or the New Incentives shall continue to vest in accordance with the provisions of Section 2 above and shall continue in effect for the remainder of the term of this Option in accordance with the provisions of Section 3 above. However, in the event of an Involuntary Termination (as defined below) of Optionee’s Continuous Service within twelve (12) months following such Change in Control, then vesting of this Option, the new option or the New Incentives shall accelerate in full automatically effective upon such Involuntary Termination. In addition, if the Optionee has remained with the Company or its successor for twelve months following the Change of Control, then all of the Options, the new options or the New Incentives shall become fully vested as of the twelve month anniversary of the date of the Change of Control.

For purposes of this Section 9, “Involuntary Termination” shall mean the termination of Optionee’s Continuous Service by reason of:

(A)  Optionee’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Optionee) for reasons other than Cause (as defined in Section 3 above), or

(B)  Optionee’s voluntary resignation following (x) a change in Optionee’s position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) which materially reduces Optionee’s duties and responsibilities or the level of management to which Optionee reports, (y) a reduction in Optionee’s level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than ten percent (10%), or (z) a relocation of Optionee’s principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without Optionee’s written consent.

10.  Limitation of Company’s Liability for Nonissuance. The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option. Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company’s counsel to be necessary for the lawful issuance and sale of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority or approval shall not have been obtained.

11.  No Employment Contract Created. Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Optionee’s employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved.

12.  Rights as Stockholder. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a stockholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

13.  Interpretation. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term “Administrator” shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and mean the Board of Directors.

14.  Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, (or by such other method as the Administrator may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

15.  Governing Law. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the substantive laws, but not the choice of law rules, of the State of Delaware, to the extent not preempted by Federal law.

16.  Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

17.  Attorneys’ Fees. If any party shall bring an action in law or equity against another to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs.

18.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NORTH AMERICAN SCIENTIFIC, INC.

By:	/s/ John Rush
John Rush, Chief Executive Officer

OPTIONEE

/s/ Brett L. Scott
Brett L. Scott